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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
        UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
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                 (Name of Small Business Issuer in its charter)

                 NEVADA                                98-0372780
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    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

    1077 BUSINESS CENTER CIRCLE,
      NEWBURY PARK, CALIFORNIA                            91320
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(Address of principal executive offices)               (Zip Code)

Issuer's telephone number (805) 480-1994

Securities to be registered under Section 12(b) of the Exchange Act:

        Title of each class          Name of each exchange on which registered

                None                                    N/A

Securities to be registered under Section 12(g) of the Exchange Act:

                     Common Stock, par value $.001 per share
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                                (Title of class)

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                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS.

Information set forth under the caption "Description of Business" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 3. DESCRIPTION OF PROPERTY.

Information set forth under the caption "Description of Property" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS AND CONTROL PERSONS.

Information set forth under the caption "Directors, Executive Officers and Control Persons" in our registration statement on Form SB-2 (Registration
No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 6. EXECUTIVE COMPENSATION.

Information set forth under the caption "Executive Compensation" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Information set forth under the caption "Certain Relationships and Related Transactions" in our registration statement on Form SB-2 (Registration
No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 8. DESCRIPTION OF SECURITIES.

Information set forth under the caption "Description of Securities" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

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                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Information set forth under the caption "Market for Common Equity and Related Stockholder Matters" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 2. LEGAL PROCEEDINGS.

Information set forth under the caption "Legal Proceedings" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

Information set forth under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES.

Information set forth under the caption "Recent Sales of Unregistered Securities" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

                                    PART F/S

Information set forth under the caption "Financial Statements" in our registration statement on Form SB-2 (Registration No. 333-130900) initially filed with the Securities and Exchange Commission on January 6, 2006, and all amendments thereto, is hereby incorporated herein by reference.

                                    PART III

ITEMS 1 AND 2. INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
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3.1        Articles of Incorporation of Electronic Sensor Technology, as amended
           (incorporated by reference from Exhibit 3.1 of the registration statement on Form SB-2 filed on January 6, 2006).

4.1 Description of our common stock in Article Fourth of the Amendment to Electronic Sensor Technology's Articles of Incorporation dated January 25, 2005 (incorporated by reference from Exhibit 3.1 hereto).

4.2 Description of rights of shareholders of Electronic Sensor Technology in Article I and Article VI of Electronic Sensor Technology's Bylaws (incorporated by reference from Exhibit 3.2 of the amended registration statement on Form SB-2/A filed on June 16, 2003).

10.1 Term Sheet dated December 2, 2004 between Bluestone Ventures Inc. and Electronic Sensor Technology, L.P. (incorporated by reference from
           Exhibit 10.1 of the current report on Form 8-K filed on January 10,
           2005).

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10.2       Agreement and Plan of Merger dated as of January 31, 2005, by and among Bluestone Ventures Inc., Amerasia Technology, Inc., L&G Sensor Technology, Inc., Amerasia Acquisition Corp. and L&G Acquisition Corp. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on February 7, 2005).

10.3 Form of Subscription Agreement between Bluestone Ventures Inc. and each investor on the signature page thereto (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on February 7, 2005).

10.4 Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 of the annual report on Form 10-KSB filed on April 15, 2005).

10.5       Form of Stock Option Agreement (incorporated by reference from
           Exhibit 10.2 of the annual report on Form 10-KSB filed on April 15,
           2005).

10.6 Business Loan Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from Exhibit 10.4 of the annual report on Form 10-KSB filed on April 15, 2005).

10.7 Commercial Security Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from Exhibit 10.5 of the annual report on Form 10-KSB filed on April 15, 2005).

10.8 Letter agreement dated as of May 16, 2005, by and between Electronic Sensor Technology, Inc. and Matthew Collier (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K/A filed on October 6, 2005).

10.9 Letter agreement dated as of October 3, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on October 7, 2005).

10.10 Letter agreement dated as of February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on October 7, 2005).

10.11 Addendum dated as of April 1, 2005 to the letter agreement dated February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from Exhibit 10.3 of the current report on Form 8-K filed on October 7, 2005).

10.12 International Distributorship Agreement dated August 2005, between Electronic Sensor Technology, Inc. and Beijing R&D Technology Co., Ltd. (incorporated by reference from Exhibit 10.12 of the amended registration statement on Form SB-2/A filed on February 15, 2006).

10.13 International Distributorship Agreement dated October 21, 2005, between Electronic Sensor Technology, Inc. and TechMondial, Ltd. (incorporated by reference from Exhibit 10.13 of the amended registration statement on Form SB-2/A filed on February 15, 2006).

10.14 Form of Securities Purchase Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on December 8, 2005).

10.15 Form of Registration Rights Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on December 8, 2005).

10.16 Settlement Agreement, Mutual Release and Amendment of Option Agreement, effective as of January 25, 2006, between Electronic Sensor Technology, Inc. and Matthew S. Collier (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on January 31, 2006).

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16.1       Letter from Manning Elliott Chartered Accountants (incorporated by reference from Exhibit 16.1 of the current report on Form 8-K filed on April 19, 2005).

21.1 Subsidiaries of Electronic Sensor Technology (incorporated by reference from Exhibit 21.1 of the registration statement on Form SB-2 filed on January 6, 2006).

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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       ELECTRONIC SENSOR TECHNOLOGY, INC.


Date: March 24, 2006                   By: /s/ Teong Lim
                                           -------------------------------------
                                           Teong Lim
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)